Exhibit 5.1

STEVEN F. CROOKE Senior Vice President – Chief Administrative Officer and General Counsel

June 24, 2015

Board of Directors

LAYNE CHRISTENSEN COMPANY

1800 Hughes Landing Blvd., Ste. 700

The Woodlands, Texas 77380

Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) of Layne Christensen Company, a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission on or about June 24, 2015, for the purpose of registering under the Securities Act of 1933, as amended, 750,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”). The Shares are proposed to be issued pursuant to the Layne Christensen Company Capital Accumulation Plan, as amended (the “CAP Plan”).

I have examined the Company’s Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws of the Company, as presently in effect, minutes of the applicable meetings of the Board of Directors, Compensation Committee of the Board of Directors and stockholders of the Company, together with such other corporate records, certificates of public officials and other documents as I have deemed relevant to this opinion.

Based upon the foregoing, it is my opinion that:

1. the issuance of the Shares has been duly authorized by all necessary corporate action of the Company, and

2. upon the issuance and delivery of the Shares in the manner contemplated by the CAP Plan, and subject to the Company complying with the terms of the CAP Plan, including, without limitation, receipt of legal consideration in excess of the par value of each Share issued, and when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the CAP Plan participants or when certificates representing the Shares have been signed by an authorized officer of the transfer agent and registrar therefor, the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, I have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

I hereby consent to the reference to myself under the heading “Interests of Named Experts and Counsel” in the Registration Statement. I also consent to the inclusion of this opinion in the Registration Statement as an exhibit thereto.

Sincerely,

/s/ Steven F. Crooke
Steven F. Crooke